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                                                Company Contact:
                                                James J. Dalton
           REMOTE                               President and Vice Chairman
              MDX                               801-908-1532
                                                      -or-
                                                Ron Stabiner
                                                The Wall Street Group, Inc.
                                                212-888-4848


FOR IMMEDIATE RELEASE:
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               REMOTEMDX RAISES $6.9 MILLION IN PRIVATE PLACEMENT

New Funding Will Accelerate TrackerPAL(TM) Production to Meet Anticipated Demand

SANDY, Utah, Aug. 7, 2006 - RemoteMDx, Inc., (OTCBB: RMDX), a provider of SecureAlert law enforcement and health monitoring and tracking products utilizing global positioning and wireless technologies, today announced that it has raised approximately $6.9 million through a private placement of its Common Stock with a group of accredited investors.

The  new  funding  will  be  used  to  accelerate  production  of the  Company's
TrackerPAL(TM) devices for tracking sex offenders and parolees. RemoteMDx currently has firm purchase orders for 20,000 units.

Under the terms of the agreement, which was effective on Aug. 4, 2006, investors received 5,300,000 shares of Common Stock at a price of $1.30 per share. The new funding was arranged through a combination of four institutional and six individual investors. Among the largest investors were the EGI Fund (05-07) Investors, LLC, an affiliate of Equity Group Investments, Chicago, Ill., and Gimmel Partners, LP, New York City.

"This funding comes at a time when we are ramping up production of our TrackerPAL(TM) units, and when combined with current cash on hand from recent financings, provides adequate capital to meet this demand," stated RemoteMDx President James J. Dalton. "In addition, the recently passed Federal Child Protection Safety Act of 2006 provides a significant potential growth opportunity since our TrackerPAL(TM) electronic monitoring devices address all of the government mandated requirements for electronically monitoring or tracking of sex offenders, including GPS positioning, single-unit with cellular built in, and two-way real-time voice communication. We also anticipate new production demands that are expected to result from the legislation. The combination of the Company's unique TrackerPAL(TM) technology and the new capital infusion significantly enhances our position in competing for federally reimbursable state and local contracts.

About RemoteMDx, Inc.

Through its SecureAlert subsidiary, RemoteMDx is a unique personal security service combining two-way voice communications, patented wireless location technology and affordable, real-time, 24/7 mobile monitoring to assist law enforcement, protect neighborhoods from predators and to provide peace of mind for families with elderly loved ones who live alone or far away. TrackerPAL(TM) combines 24/7 monitoring center with a Global Positioning System (GPS) and proprietary cellular and computer technologies in order to supervise the whereabouts of parolees and registered sex offenders, providing locations every three minutes and instantaneous notification of exclusion area violations. MobilePAL(TM) adapts the same technology in order to monitor and assist seniors in the at-home market and to provide aid in times of emergency. More information is available on the company website, www.remotemdx.com and www.securealert.com.


                                     (MORE)

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Forward-Looking Statements

This news release contains "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results or achievements may be materially different from those expressed or implied. The company's plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, its ability to consummate, and the timing of acquisitions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

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